INTEGRATED ELECTRICAL SERVICES, INC.

SEPARATION & TRANSITION AGREEMENT

This Separation & Transition Agreement and Release (“Agreement”), dated as of April 11, 2007 (“Effective Date”), is between David A. Miller (“Miller”) and Integrated Electrical Services, Inc. and it subsidiaries (“IES”).

RECITALS

David A. Miller and IES wish to terminate their employment relationship amicably. In order to provide for a smooth transition and to foreclose any potential claims or disputes existing or arising between the parties, David A. Miller and IES have agreed to enter this Agreement.

AGREEMENT

In consideration of the foregoing recitals, the mutual agreements and undertakings of the parties set forth below, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, Miller and IES agree as follows:

1.	EMPLOYMENT TERMINATION. Miller’s last day of employment with IES shall be May 31, 2007 (“Separation Date”).
2.	PAYMENTS.
a.

Wages & Benefits. Miller shall continue receive his current monthly base salary of $22,916.66 and vehicle allowance during the term of his employment through the Separation Date. IES shall pay Miller all accrued wages through his Separation Date.

b.

Incentive. On or before ten (10) days following separation, Miller shall be paid an incentive payment for the period of employment worked during the fiscal year. The incentive payment will be equal to his base salary earnings during the fiscal year times his targeted incentive rate of 50%, such amount equal to $91,666.66.

c.

Transition Services. In consideration of the transition commitments contained in paragraph 9 hereof, and contingent upon the full performance of those commitments and all other commitments contained herein, Miller shall receive the amount of $2,000 per month for transition services provided from June 1, 2007 through December 31, 2007. Payment for such services shall be paid on a monthly basis and in no event later than March 15, 2008.

d.

Restricted Stock. Additionally, Miller shall be granted 4,000 shares of restricted stock on his Separation Date and such shares will vest 100% on December 31, 2007 if Miller fulfills the requirements of Paragraph 9 from the Separation Date until December 31, 2007.

3.

HEALTH CARE CONTINUATION. Miller and his eligible dependents will continue to participation in all IES health and welfare benefits on the same terms as in effect for Executive Officers of IES through his Separation Date. Thereafter, IES will pay the full cost of continuing medical, dental, and vision care coverage for Miller and his eligible dependents under COBRA for a period of twelve (12) months following the Separation Date. Beginning with the thirteenth month, Miller will be responsible for making any COBRA payments for continuing participation in these plans.

4.

GENERAL RELEASE. In consideration of the benefits provided in this Agreement, Miller does hereby RELEASE, ACQUIT, AND FOREVER DISCHARGE IES, its successors, present and former employees, agents, corporate officers, directors, corporate affiliates and all other persons, firms, corporations and any other entity or person (“the parties released”), of and from any claims and liabilities arising from:

a.

wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion.

b.

any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, Tex. Lab. Code §§ 21.001 – 21.405; the Civil Law of the State of Texas; and the statutory and common law of these United States, collectively and singularly.

c.

This General Release is not intended and does not affect any rights Miller is entitled to under the Indemnification Agreement between Miller and IES, dated September 25, 2002, and under Paragraph 10 of the Amended and Restated Employment Agreement (“Employment Agreement”) between Miller and IES, dated January 6, 2005, or the Bylaws of IES for payments and indemnification related to acts or activities that occurred while Miller was performing services under such Employment Agreement, particularly including but not limited to securities, class actions, shareholder derivative actions, and SEC investigations.

5.

REVIEW OF RELEASE. Miller acknowledges that (1) he has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement; (2) as consideration for executing this Agreement, Miller has received additional benefits and compensation of value to which he would otherwise not be entitled; (3) Miller has been given a period of at least 30 days from April 11, 2007 to consider this offer; (4) if he signs the Agreement prior to the 21st day, he does so voluntarily; (5) Miller acknowledges in the event he has not executed this Agreement by May 11, 2007, the offer shall expire; (6) Miller further acknowledges that he has a period of seven days from the date of his execution of this

Agreement in which to revoke this Agreement (“Waiting Period”) by written notice to Bob Callahan, 1800 West Loop South, Suite 500, Houston, Texas 77027; and (7) in the event Miller does not exercise the right to revoke this Agreement during the seven-day Waiting Period described above, the Agreement shall become effective on the Effective Date.

6.

RETURN OF PROPERTY. Miller agrees that on May 31, 2007, he will return to IES all property belonging to IES, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Miller prepared or received in connection with his employment with IES except those records and documents IES has authorized he or his legal counsel to retain.

7.

NON-DISPARAGEMENT. Miller agrees to refrain from making any negative statements regarding IES or its employees to any third parties, except as required by law. Further, IES agrees to refrain from making any negative statements regarding Miller to any third parties, except as required by law.

8.

NON-SOLICITION. Except with the express written permission of IES Miller shall not recruit, solicit, or offer to employ, nor assist others directly or indirectly to identify for possible employment or to recruit, solicit, interview, or offer to employ, any employee of IES for a period of twelve (12) months following the termination of this Agreement.

9.

TRANSITION COMMITMENT. In consideration of the Payments and restricted stock grant to be provided under paragraph 2 hereof upon satisfactory completion of the commitments of this paragraph, Miller agrees to provide up to sixteen (16) hours of consulting services per month during such period. Miller agrees to cooperate fully and consult with IES, their officers, employees, and/or attorneys during such sixteen (16) hours concerning his former areas of responsibility.

10.

GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial, arbitration, and on appeal. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the appropriate state or federal court located in Harris County, Texas.

11.

SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

12.

WAIVER. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

13.

SECTION 409A. The parties believe that all payments and benefits made under this Agreement and the Employment Agreement described in Paragraph 14 hereof are not subject or are compliant with Section 409A of the Internal Revenue Code.

14.

INSURANCE. IES will provide coverage for Miller under a policy of Officers and Directors liability insurance with the same coverage that is provided to IES executive officers, such coverage to be provided for at no cost to Miller for six (6) years following his Separation Date. IES agrees to name Miller as a Named or Additional              Insured (whichever is applicable) as of the Separation Date on any existing Officers and Directors liability coverage insurance policy, at no cost to Miller.

15.	SECTION HEADINGS. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
16.

ENTIRE AGREEMENT. This Agreement, the Employment Agreement between the parties dated January 6, 2005, and the Indemnification Agreement between the parties dated September 29, 2002, constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. Nothing in this Agreement shall terminate the rights or obligations of Miller or IES under the terms of his Employment Agreement and Indemnification Agreement. The parties agree that the circumstances are such that Miller is entitled to the rights and benefits as provided under Paragraphs 4(e) and 11 of such Employment Agreement.

17.

VOLUNTARINESS. Miller acknowledges that (1) he has been given sufficient time to consider this Agreement, (2) he has carefully read and understands this Agreement, (3) he has been advised in writing to consult with an attorney prior to executing this Agreement, and (4) he has signed it voluntarily.

This Agreement is executed in duplicate originals and is effective and enforceable only after both parties have signed the Agreement and an original executed Agreement has been returned to IES. Miller acknowledges that he has read this Agreement, has understood it and knowingly and voluntarily desires to sign it.

Accepted, Understood and Agreed	Integrated Electrical Services, Inc.

By:
David A. Miller	Robert B. Callahan

Date:	Title: Sr. Vice President, Human Resources

Date: